Exhibit 99.1

CubeSmart Announces Pricing of 3.000% Senior Unsecured Notes Due 2030

Company Release - 10/8/2019 4:34 PM ET

MALVERN, Pa., Oct. 8, 2019 (Globe Newswire)-- CubeSmart (NYSE: CUBE) today announced that its operating partnership, CubeSmart, L.P. (the “Operating Partnership”), priced an offering of $350.0 million aggregate principal amount of 3.000% senior unsecured notes due 2030 (the “Notes”) in an underwritten public offering. The Notes were priced at 99.623% of the principal amount with a yield to maturity of 3.043%. The Notes will be fully and unconditionally guaranteed by CubeSmart. The offering is expected to close on October 11, 2019, subject to the satisfaction of customary closing conditions.

The Operating Partnership intends to use the net proceeds to repay all of the outstanding indebtedness incurred under its unsecured revolving credit facility maturing in June 2024 and to use the remaining net proceeds for working capital and other general corporate purposes, which may include repayment or repurchase of other indebtedness.

Wells Fargo Securities, BofA Merrill Lynch and US Bancorp acted as joint book-running managers and representatives of the underwriters for this offering. Jefferies and Regions Securities LLC acted as joint book-running managers for this offering. Barclays, BB&T Capital Markets, BMO Capital Markets and Stifel acted as co-managers for this offering.

This offering was made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and related prospectus supplement. You may obtain copies of these documents without charge from the SEC at www.sec.gov. Alternatively, you may request copies of these materials by contacting Wells Fargo Securities, LLC, by calling toll-free 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, by contacting BofA Securities, Inc. by email at dg.prospectus_requests@baml.com or by calling 1-800-294-1322 or by contacting U.S. Bancorp Investments, Inc. by calling 1-877-558-2607.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

CubeSmart is a self-administered and self-managed real estate investment trust. The Company’s self-storage properties are designed to offer affordable, easily accessible, and, in most locations, climate-controlled storage space for residential and commercial customers.

Forward-Looking Information

This press release, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. For example, the fact that this offering has priced may imply that this offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. No assurance can be given that the offering discussed above will be completed on the terms described or at all, or that the net proceeds of the offering will be used as indicated. Completion of the offering on the terms described, and the application of the net proceeds of the offering, are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to us. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	adverse changes in the national and local economic, business, real estate and other market conditions;

•	the effect of competition from existing and new self-storage properties on our ability to maintain or raise occupancy and rental rates;

•	the failure to execute our business plan;

•	reduced availability and increased costs of external sources of capital;

•	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future indebtedness;

•	increases in interest rates and operating costs;

•	counterparty non-performance related to the use of derivative financial instruments;

•	risks related to our ability to maintain CubeSmart’s qualification as a real estate investment trust for federal income tax purposes;

•	the failure of acquisitions and developments to close on expected terms, or not at all, or to perform as expected;

•	increases in taxes, fees, and assessments from state and local jurisdictions;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	reductions in asset valuations and related impairment charges;

•	cyber security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

•	changes in real estate and zoning laws or regulations;

•	risks related to natural disasters or acts of violence, terrorism or war that affect the markets in which we operate;

•	potential environmental and other liabilities;

•	uninsured losses and the ability to obtain insurance coverage against risks and losses;

•	our ability to attract and retain talent in the current labor market;

•	other factors affecting the real estate industry generally or the self-storage industry in particular; and

•	other risks identified in our most recent Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by securities laws.

Company Contact:

CubeSmart
Charles Place
Director, Investor Relations
(610) 535-5700

Source: CubeSmart